Exhibit 5.1

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

goodwinlaw.com
+1 617 570 1000

April 22, 2022

Gelesis Holdings, Inc.

501 Boylston Street, Suite 6102

Boston, MA 02116

Re:Securities Being Registered under Registration Statement on Form S-1

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (File No. 333-262672) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Gelesis Holdings, Inc., a Delaware corporation (the “Company”), of (a) the offer and resale from time to time by selling securityholders listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”) of up to 71,635,190 outstanding shares of Common Stock (the “Outstanding Resale Shares”); (b) the issuance by the Company of up to 24,333,365 shares (the “Warrant Resale Shares”) of Common Stock upon exercise of 24,333,365 outstanding warrants to purchase Common Stock (the “Resale Warrants”); (c) the offer and sale from time to time by the Selling Securityholders of the Resale Warrants; (d) the offer and resale from time to time by the Selling Securityholders of the Warrant Resale Shares; (e) the offer and resale from time to time by the Selling Securityholders of up to 13,405,709 shares of Common Stock issuable upon the exercise of outstanding stock options of the Company (the “Option Resale Shares”); and (f) the offer and resale from time to time by the Selling Securityholders of up to 23,482,845 shares of Common Stock reserved for issuance pursuant to certain contractual earn-out obligations of the Company (the “Earnout Resale Shares”), as set forth in that certain Business Combination Agreement, dated July 19, 2021, as amended on November 8, 2021 and December 30, 2021 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Capstar Special Purpose Acquisition Corp., Gelesis, Inc., a Delaware corporation, and CPSR Gelesis Merger Sub, Inc., a Delaware corporation.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth in numbered paragraphs 1, 4 and 5, we have assumed that before the Warrant Resale Shares, Option Resale Shares and Earnout Resale Shares are issued the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its amended and restated certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s amended and

Gelesis Holdings, Inc.

April 22, 2022

restated certificate of incorporation is less than the aggregate number of Warrant Resale Shares, Option Resale Shares and Earnout Resale Shares.

The opinions set forth below are limited to the Delaware General Corporation Law and, with regard to numbered paragraph 2 below, New York law (without regard to the possible application under New York choice-of-law rules of the substantive law of any other jurisdiction).

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.

The Warrant Resale Shares have been duly authorized and, when and if issued upon exercise of the Resale Warrants in accordance with the terms of the Resale Warrants, will be validly issued, fully paid and nonassessable.

2.	The Resale Warrants constitute valid and binding obligations of the Company.
3.	The Outstanding Resale Shares have been duly authorized and validly issued and are fully paid and nonassessable.
4.	The Option Resale Shares have been duly authorized and, upon issuance in accordance with the terms of the applicable award agreements, will be validly issued, fully paid and nonassessable.
5.	The Earnout Resale Shares have been duly authorized and, when and if issued pursuant to the terms of the Business Combination Agreement, will be validly issued, fully paid and nonassessable.

Our opinions set forth above are subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Gelesis Holdings, Inc.

April 22, 2022

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP